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                                  EXHIBIT 23.1

            Consent of Independent Accountants - KPMG Peat Marwick LLP


The Board of Directors
The Cerplex Group, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-84946) on Form S-8 of The Cerplex Group, Inc. of our report dated
February 28, 1996, except the last paragraph of Note 9(a) and Note 9(b) and Note 18 which are as of April 15, 1996, relating to the consolidated balance sheets of The Cerplex Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity(deficit) and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of The Cerplex Group, Inc.



                                        /s/ KPMG Peat Marwick LLP

Orange County, California
December 20, 1996